Exhibit 10.1

AMENDED AND RESTATED PATENT LICENSE AND EQUIPMENT RENTAL AGREEMENT

This Restated and Amendment Patent License and Equipment Rental Agreement (“Agreement”) is made as of August 15, 2023 (“Effective Date”) by and between CryoMass Technologies Inc, a Nevada corporation, with offices at 1001 Bannock Street, Suite 612 Denver, CO 80204 (“Licensor”), on the one hand, and RedTape Core Partners LLC and their affiliates,                                                                                                 (collectively, “Licensee”), and Coastal Refinement Solutions Inc., a California corporation, with offices at 1636 Del Monte Blvd, Seaside, California (“First Sublicensee”) on the other hand (each, a ‘Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, on January 16, 2023 Licensor, Licensee and Sublicensee entered into a Patent License and Equipment Rental Agreement (“Prior Agreement”),

WHEREAS, among other, the Parties wish to exclude California from the scope of the Agreement and to return the Unit, as further defined, to Licensor for deployment in Licensor’s sole discretion,

WHEREAS, the parties to the Prior Agreement wish to restate and amend the Prior Agreement, which shall be effective as of the date hereof in the form of this Agreement,

WHEREAS Licensor is the owner of the Licensed Patent and has the right to grant licenses thereunder;

WHEREAS Licensor owns and will build additional units of certain processing equipment, referred to also as the “CryoMass Refinement System” (“Equipment”), each equipment unit being termed a “Unit,” and whereas Licensor has developed know-how related to the operation of the Equipment (“Know-How”), which Equipment and Know-How may only be used in connection with the Licensed Patent;

WHEREAS Licensee represented to Licensor that it has the necessary business relationships, licenses, processing know-how, and marketing resources to deploy the Units at Licensee affiliates’ or third party’s locations, for the sole purpose of conducting separation of trichomes from all types of cannabis sativa plant biomass only (that is, not for separating trichomes from any other plant biomass but for cannabis sativa biomass) (“Permitted Toll Processing Activity”) to realize income;

WHEREAS Licensee wishes to obtain from Licensor a license to use and rent the Equipment under certain rights for the use of the Licensed Patent solely in connection with the Units, and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth,

NOW THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings hereinafter set forth, the parties hereby agree to amend and restate the Prior Agreement as follows:

1.	Definitions

1.1	Affiliate means any person or entity that controls, is controlled by, or is under common control with Licensee, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a person or entity, whether through ownership of voting securities, by contract or otherwise.

1.2	Cannabis Laws mean all applicable state and local laws governing the cultivation, harvesting, processing, manufacturing, transportation, and sale of cannabis sativa-based products (including hemp-based products).

1.3	Cannabis Licenses mean any and all temporary, provisional, or permanent, permit, license or authorization from, or registration with, any government authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, transportation or transfer of cannabis, marijuana or related products in the relevant jurisdiction, whether for medicinal or recreational use.

1.4	Collected Revenue shall mean, with respect to each Reporting Quarter, Revenue that is actually collected.

1.5	Confidential Information means all information that is of a confidential and proprietary nature to Licensor or Licensee, including, but not limited to, all unpatented and patentable technical information, development, discoveries, software, know-how, methods, techniques, data, processes, devices, models, documentation, information, trade secrets, procedures, results and ideas and provided by one party to the other party under this Agreement. Confidential Information shall not include information that (a) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain after the Effective Date through no fault of the receiving party; (b) can be demonstrated to have been known to the receiving party prior to execution of this Agreement and which was not acquired, directly or indirectly, from a third party under a continuing obligation of confidentiality or limited use to the disclosing party; (c) can be demonstrated to have been rightfully received by the receiving party after disclosure under this Agreement from a third party who did not acquire it, directly or indirectly, from the disclosing party under a continuing obligation of confidentiality; (d) can be demonstrated to have been independently developed by personnel of the receiving party who had no substantive knowledge of the disclosing party’s information; or (e) is required to be disclosed pursuant to law or court order.

1.6	Earned Royalty means the amount due to Licensor for a Reporting Quarter, whether collected or not, as further defined in Section 3.

1.8	Government Authority means any federal, state, national, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.9	Incurable Material Breach shall mean any of the following: (a) a failure to pay any portion of the Upfront License Fee by no later than 15 days after the due date, (b) failure by Licensee or Sub-Licensee to disclose any government inquiries in connection with such Licensee or Sub-Licensee’s Cannabis License(s), (c) failure to maintain a valid Cannabis License, or (d) entering into a Side Agreement as such is defined in this Agreement.

1.10	“Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials which are known, learned, invented, developed or controlled by Licensor pertaining to the Equipment and/or Licensed Patent and/or useful in the manufacture or use of the Equipment and/or Licensed Patent and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

1.11	Licensed Patent means the U.S. Patent Application No. 15/606672 entitled ’System and Method for Cryogenic Separation of Plant Material” which issued on December 15, 2020, as US. Patent 10,864,525, and does not include any continuations, reissues, reexaminations, or international equivalents thereof. For avoidance of doubt, Licensee is not permitted to use any of Licensor’s Intellectual Property except as authorized under this Agreement for applications within the Territories and within the authorized field of use, which is: Permitted Toll Processing Activity. Should Licensor be issued, during the Term of the Agreement, a new patent applicable to the use of the Equipment, Licensor and Licensee shall amend this section to include such new patent under the definition of “Licensed Patent” for the purposes of this Agreement.

1.12	Liquidation Event means a (i) merger, share, exchange or other reorganization that results in a change of control (ii) the sale by one or more stockholders of a majority of the voting power of the Licensee (“Stock Sale”); or (iii) sale of all or substantially all of the assets of the Licensee (or that portion of its assets related to the subject matter of this Agreement) (“Asset Sale”) in which for (i), (ii) and (iii) above, the stockholders of the Licensee prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be.

1.14	Net Revenue means Revenue LESS properly documented Permitted Expenses, which mean:

(a)	cost of direct labor per hour solely for the operation of the machine for actual run time;

(b)	utility costs, where direct utility costs or cost differentials can be identified and attributable to the operation of the Units;

(c)	cost of materials used directly and exclusively in connection with the operation and repairs of the Units (e.g., liquid nitrogen), and

(d)	a fixed agreed hourly administrative charge by Licensor based on actual processing hours with respect to invoicing, collections, recording, disbursements, and reporting, and

(e)	cost of labor for Unit repairs and spare parts for the Units, which cost shall be split in equal parts among Licensor and Licensee.

1.15	Reporting Quarter means, with respect to each Unit, the three-month period beginning with the last day of the Grace Period and each three consecutive three-month period thereafter. For illustration purposes, if the Grace Period ends on May 1 with respect to a certain Unit, the Reporting Quarter will be the three-month period beginning May 1 and ending July 31. The first Reporting Quarter with respect to a Unit shall also include activities pertaining to the Grace Period for the respective Unit.

1.16	Revenue means the sum of all invoices generated (whether collected or not) in connection with the processing of plant matter by using the Equipment and/or Licensed Patent by Licensee, Affiliates, or Sublicensees via Permitted Toll Processing Activity to any customer or any other related revenue streams agreed among the Parties.

1.17	Sublicensee means any entity to which an express sublicense has been granted by Licensee under the Licensed Patents, but only provided that the Licensor has agreed to the terms of the sublicense. For clarity, no Sublicense is granted to First Sublicensee, which is a signatory to the Agreement.

1.18	Territories shall mean Pennsylvania, New Jersey, New York and Florida (each, a “Territory”).

2.	License Grant and Equipment Rental.

2.1	License Grant. Licensor hereby grants to Licensee an exclusive commercial license partially revocable per the terms of this Agreement under the Licensed Patent and Know-How to secure licenses in the Territories under the terms of this Agreement, solely for Permitted Toll Processing Activity during the Term of this Agreement and solely in the manner further described in this Agreement. A condition needed to maintain exclusivity for any territory contemplated by this Agreement, is the payment of an Exclusivity Fee by Licensee for the respective Territory under section 3.1. First Sublicensee hereby agrees and consents that it will not have any rights to any License or Sublicense unless separately negotiated with Licensor and that First Sublicensee hereby relinquishes any claims from Licensor as of the date hereof and in perpetuity and will hold harmless and indemnify Licensor for any claims arising out of First Sublicensee’s performance under this Agreement.

2.2	Sublicensing. Licensee has the right to grant Sublicense Agreements under the Licensed Patents subject to the following:

(a)	A Sublicense Agreement shall be entered into only with the previous written consent of Licensor and shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement. Any draft and negotiations by Licensee with potential Sublicensees shall be discussed in advance with Licensor, and only contractual terms agreed in writing by the Licensor in its sole discretion shall be proposed. Any sublicense granted by Licensee to a Sublicensee shall prohibit the Sublicensee from further sublicensing.

(b)	Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement for review and written approval and submit to Licensor for its review and approval before offering or signing any modification or termination thereof, at least thirty (30) days before the intended execution, modification, or termination of such Sublicense Agreement.

(c)	Sublicensees shall be in possession of valid Cannabis Licenses appropriate for conducting the Permitted Toll Processing Activity and for paying Sublicense royalties and/or Equipment rental fees.

(d)	Licensor is hereby authorized to provide back-office administration invoices, and, if appropriate, collection of all payments due, directly or indirectly, to Licensor from Licensee or Sublicensees and/or their customers, and to summarize and deliver all reports and royalties due, directly or indirectly, to Licensor from Sublicensees.

(e)	All rights and licenses of Sublicensees shall terminate upon termination of the Agreement, or, alternatively, if one of the Territories is terminated or exclusivity revoked for a Territory without a termination of the Agreement, the rights and licenses of the respective Sublicensees operating in the respective Territory shall terminate. In the event of Licensee’s termination in general or termination of one or more Territories, Licensor may enter into a licensing agreement with any of the Sublicensees of the terminated Licensee, terminated Territory or of the revoked exclusivity for a Territory.

(f)	Notwithstanding any sublicenses as permitted hereunder, Licensee shall remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of Upfront license Fees and Royalties, whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee, including violations of representations and warranties by Licensee to Licensor or Sublicensees to Licensee, will be deemed to be a breach by Licensee of this Agreement and will allow Licensor to take the corresponding actions, including, if applicable, discretionary termination of the Agreement and/or of the respective Territory as further provided in this Agreement.

2.3	Equipment Rental. If applicable, and as further stipulated, Licensor shall deploy to Licensee or to such Sublicensee facility as agreed between Licensor and Licensee, a total of 11 (eleven) Units within 24 months from the date of this Agreement, but only if Licensee payments are made in a timely manner, Units shall be deployed as agreed between Licensor and Licensee and following execution of Sublicense Agreements with owners of facilities who are holders of required Cannabis Licenses in one or more of the Territories. Licensor shall not have a duty to deliver, and shall not deliver, additional Units if any installment of the Upfront Fee is not fully paid. Upon the earlier of (a) partial termination of this Agreement with respect to one or more of the Territories or (b) termination of this Agreement, all Units with respect of the Territory shall be returned to Licensor in the same condition as when received, ordinary wear and tear excepted. Licensor at all times shall retain title to and have access to the Units, which shall be conspicuously labeed at all times as “Property of Cryomass Technologies Inc and not subject to any enforcement/collections against Licensee or Sublicensee, except enforcement by Cryomass Technologies Inc” or a similar labeling provided by Licensor, which may, in Licensor’s sole discretion, include a reference to the Licensed Patent or other Licensor intellectual property. Licensee and/or Sublicensees shall keep the Units free from any other marking or labeling which might be interpreted as a claim of ownership by anyone else than Licensor. Licensee and/or Sublicensees shall not have the right to dispose of or alter the Equipment other than as provided in this Agreement.

2.4	Use of Equipment and Repairs. Licensee and Sub-Licensees, including First Sublicensee, had an obligation to, and will only use the Equipment in the manner provided in the Equipment instruction manual or as otherwise specifically instructed by Licensor. Licensee/Sublicensees shall maintain and provide Licensor with customer data sheets in the format required by Licensor. Any Licensee personnel or contracted personnel shall only operate the Units after having been duly trained. Records of training will be maintained by Licensee and/or Sublicensee as applicable and available for inspection by Licensor with reasonable notice. Licensee/Sublicensee (including First Sublicensee, during the entire time that the Unit is at First Sublicensee premises) shall promptly notify Licensor of any Unit malfunction or needed repairs and shall not perform any repairs. Only authorized Licensor contractors or employees shall repair the Units. Licensee shall provide reasonable access to Units, information and support for the repairs.

2.5	Reservation of Rights. Licensor reserves the right to improve and deploy the Licensed Patent and the Equipment for any purposes in any other territory outside the Territories and in the Territories for any purpose other than cannabis sativa separation and processing.

3.	Fees and Royalties.

3.3	Royalties. Licensee shall be liable to pay Licensor an Earned Royalty in the amount of fifty percent (50%) of Licensee’s Net Revenue during the Term of this Agreement, which shall be payable on the following schedule: Following a Licensor Report, provided in the manner and content described in Section 4.2, Licensee will pay Licensor the amount of the Earned Royalty deriving from Net Revenue collected by Licensee during the reporting period applicable to that Licensor Report, within 7 (seven) calendar days from delivery of the Licensor Report by Licensor to Licensee, which Licensor Report will be drafted based partially on bank statements received from Licensee to be promptly delivered at the end of each month. In any event, all amounts collected and accurately applied/identified against invoices and expenses during a given month shall be distributed within 7 (seven) days from the delivery of the Licensor Report or any applicable reconciliation of accounts for the respective month. Licensee will subsequently pay Licensor the balance of the Earned Royalty promptly after Licensee collects applicable revenue. Payments to Licensee and/or Licensor from the Bank Account with respect to any month shall only be made following proper reconciliation of collections with respect to an open Quarterly Report and paid and identified as Earned Royalty payments with respect to a specific Quarterly Report and Unit. Any collection expenses regarding Revenue from Sublicensees and/or their customers, which may be initiated by Licensor, shall be at the charge of the Licensee. Licensee’s failure or delay in collecting any due revenue or royalties from Sublicensees and/or their customers shall not relieve Licensee from the obligation to meet the Earned Royalty payment obligation. Any Revenue not collected by the end of a Reporting Quarter shall be collected as soon as practicable during the subsequent Reporting Quarter, Net Revenue with respect to such Revenue shall be calculated and the respective portion of the Net Revenue representing unpaid Earned Royalties due to Licensor for past Reporting Quarters shall be reconciled and distributed as soon as practicable in subsequent Reporting Quarters. Uncollected amounts shall be addressed in the manner described in Section 4.6. Licensee shall agree with Permitted Toll Processing Activity customers or, as applicable with Sublicensees the credit terms regarding payments due in connection with the Permitted Toll Processing Activity and related revenue streams that may be agreed from time to time for recycling of plant material. Licensee shall collaborate at all times with Licensor in communicating with Sublicensees and providing the necessary information required by Licensor to ensure the accuracy of the Licensor Report.

3.4	Sublicensing Fee.

(a)	Licensee shall not enter into negotiations with Sublicensees and shall not enter into any Sublicense Agreement without the written consent of an authorized officer of the Licensor and as otherwise provided in this Agreement.

(b)	All revenues generated by Licensee and/or Sublicensees shall be included in the Revenue calculation. Licensee is not allowed to enter into any side agreement, explicit or implicit, verbal or in writing, with Sublicensee, its affiliates or any third party with a view to circumvent Licensee’s contractual obligations towards Licensor, reduce the amount of Net Revenue or reduce the Earned Royalty (“Side Agreement”). Evidence of a Side Agreement shall be considered an Incurable Material Breach of this Agreement and shall promptly give Licensor the right to terminate this Agreement upon notice, collect any Earned Royalty that would have been due to Licensor but for the Side Agreement, and avail itself of any other remedies at law or equity.

3.6	Non-cash Consideration. Licensee shall not receive anything of value in lieu of cash payments from Sublicensees in consideration for any agreements, verbal or in writing, including, but not limited to Sublicense Agreements, which may have as an effect a reduction in Revenue from Sublicensees without the express prior written consent of Licensor which may be withheld in Licensor’s sole and absolute discretion. In the event a non-cash consideration is expressly agreed to in writing by Licensor at a future date, such consideration shall be valued at its fair market value as of the date of receipt for purposes of calculating the payments due to Licensor under this Agreement.

4.	Payment.

4.2	Licensor Financial Reporting. Fifteen calendar days after the end of each Reporting Quarter in respect with each Unit, Licensor shall provide Licensee with a report on all Revenues and Permitted Expenses in connection with Permitted Toll Processing Activity or any other revenue streams agreed with Licensor per Unit, expressly permitted by Licensor and generated solely by authorized uses of each Unit deployed to date under this agreement (“Licensor Report”), in connection and in respect with each Unit, whether such revenue is generated directly by Licensee or by any of the Sublicensees. Licensor shall submit this report even if there are no Revenues with respect to the Unit during the Reporting Quarter. This report (in the form of Exhibit A) shall include Earned Royalties due under Section 3.2 above. Fifteen days after the end of each calendar month in respect with each Unit Licensor shall provide Licensee with an update on the Quarterly Report on all Revenues and Permitted Expenses in connection with Permitted Toll Processing Activity or any other revenue streams agreed with Licensor per Unit, expressly permitted by Licensor and generated solely by authorized uses of each Unit deployed to date under this agreement (“Licensor Report”), in connection and in respect with each Unit for the respective month, whether such revenue is generated directly by Licensee or by any of the Sublicensees.

4.3	Records. Licensee shall keep, and shall require its Affiliates, Sublicensees and their customers to keep, accurate and correct books of account, records of all transactions in connection with this Agreement and the Sublicense Agreements, and any and all other records that may be necessary for the purpose of showing the amounts payable to Licensor hereunder for at least six (6) years from the end of the calendar year of the record documents. Said records shall be kept at Licensee’s, Affiliates’ or Sublicensees’ principal place of business.

4.4	Audit. Licensee shall, and it shall require all Affiliates, Sublicensees and their customers to: (a) open such records for inspection upon reasonable notice during business hours, and no more than once per year, by either Licensor’s, Licensor’s auditor(s) or an independent certified accountant selected by Licensor, for the purpose of verifying the amount of payments due; and (b) retain such records for at least six (6) years from the end of the calendar year of the record documents. The terms of this Article shall survive any termination of this Agreement. Licensor is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due to Licensor, then Licensee shall pay all expenses of that inspection and the amount of the underpayment and interest to Licensor within thirty (30) days of written notice thereof. Licensee shall also reimburse Licensor for reasonable expenses required to collect the amount underpaid.

4.5	Payment. All disbursements due to Licensor and Licensee shall be released from the Bank Account and made in U.S. dollars by wire or electronic transfer .

5.	Performance Milestones. Licensee agrees to use commercially reasonable and diligent efforts to engage with potential Sublicensees and negotiate in good faith agreements under terms consented to by Licensor as soon as practicable. Licensee shall complete the milestones set forth in Exhibit C attached hereto on or before the deadlines set therein. Licensor shall have sole discretion to determine if Licensee has satisfied a milestone.

7.	Security Breach. Either Party shall promptly notify the other party in the event of a suspected or established breach of security (physical or virtual) in connection with any and all activity related to this Agreement, potentially resulting in an unauthorized disclosure, misappropriation or loss of Confidential Information or Know-How. The Parties shall collaborate in identifying the responsible for the breach and mitigate the effects, and in prosecuting the responsible. The Parties shall cooperate with government authorities investigating security breaches.

8.	Term and Termination.

8.1	Term. Unless terminated earlier as provided for herein, the “Term” of this Agreement will commence on the Effective Date and continue for a duration of 5 (five) years, unless terminated pursuant to this Section 8 or as otherwise provided in this agreement.

8.2	Termination by Licensee. Licensee may not terminate this Agreement other than for a material Licensor’s breach of Licensor’s duties under this Agreement, which breach is not cured for 60 (sixty) calendar days from the date a notice of breach is duly served on Licensor.

8.3	Termination by Licensor. Licensor may terminate this Agreement in its sole discretion if Licensee (or any of its Affiliates or Sublicensees):

(a)	Commits an Incurable Material Breach (which includes breaches by Sublicensees and affiliates);

(b)	is delinquent more than 15 (fifteen) calendar days in any Licensee Report or payment due under this Agreement;

(c)	is not using commercially reasonable and diligent efforts to generate revenue in furtherance of this Agreement;

(d)	fails to meet a milestone set forth in Exhibit C, which Exhibit C shall be agreed between Licensor and Licensee no later than March 31, 2024;

(e)	is in breach of any material provision of this Agreement, including, but not limited to, Sections 3 and 4;

(f)	engages a potential Sublicensee without Licensor permission;

(g)	has provided, on its behalf or on behalf on another person, any representations and warranties that are false or has failed to update representations and warranties that are no longer accurate;

(h)	provides any false Licensee Report.

8.4	Partial Termination as to a Territory. With respect to any Territory, if Licensee (itself or through Sublicensees) fails to realize the Minimum Revenue for more than two Reporting Quarters in a row in connection with any Unit deployed in a Territory, Licensor shall, in its sole discretion revoke the Licensee’s exclusive license as to the Territory (and thus any Sublicense may be terminated with respect to such Territory) and give another party a concurrent, non-exclusive license as to the Territory and deploy additional Units to any party designated by Licensor.

8.5	Bankruptcy. This Agreement shall automatically terminate without further action by either party if either Licensor or Licensee files for bankruptcy, has a bankruptcy action against it, becomes insolvent, enters into a composition with creditors or has a receiver appointed for it. All Earned Royalty and/or Upfront License Fee becomes immediately due in such circumstances.

8.6	Effect of Termination. If the Agreement is terminated for any reason:

(a)	All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; and

(b)	Licensee shall cease advertising, using or in other manner generating revenue in connection with the Licensed Patent or Equipment by the effective date of termination; and

(c)	Licensee shall only be liable for payment of all accrued royalties and other payments due to Licensor as of the effective date of termination as well as any accrued interest, and such payment shall be due immediately; and

(d)	If the Agreement is terminated for Licensee’s failure to pay the first Upfront Fee installment, then any Unit(s) deployed to Licensee, its Affiliates or Sub-Licensees, shall be promptly returned to Licensor at Licensee’s expense.

(e)	Nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination.

8.7	Surviving Provisions. The following Sections shall survive the termination of this Agreement:

(a)	Section 9 (Confidentiality)

(b)	Section 10 (Background Intellectual Property and Improvements)

(c)	Section 11 (Patent Matters)

(d)	Section 13 (Government Laws and Regulations)

(e)	Section 14 (Warranties and Disclaimers)

(f)	Section 15 (Risk)

(g)	Section 17 (Use of Name)

(h)	Section 18 (Notices)

(i)	Section 19 (General Provisions)

The following Paragraphs and Articles shall survive termination with respect to any activities and payment obligations accruing prior to termination or expiration of the Agreement:

(j)	Section 3 (Fees and Royalties)

(k)	Section 4 (Payment)

9.	Confidentiality. Licensor, Licensee and First Sublicensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving party, (ii) is to be used by and under authority of the receiving party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving party, its agents or employees without the prior written consent of the disclosing party. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need-to-know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

10.	Background Intellectual Property and Improvements. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all patent rights, know-how, and other intellectual property rights that such Party owns or otherwise controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement. Both Parties acknowledge that Licensor shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement (the “Developed Intellectual Property Rights”). Licensee and/or Sublicensees, as appropriate, shall take all appropriate actions and render all appropriate assistance for the purposes of vesting any ownership, title or interest of any Developed Intellectual Property Rights in Licensor as well as to vest in Licensor any new patents hereafter developed by Licensee and/or Sublicensees.

11.	Patent Matters.

11.1	Patent Costs.

Licensor shall bear all costs related to the License Patent maintenance.

11.2	Marking. Licensee shall mark all Units as “Property of Cryomass Technologies Inc and not subject to any enforcement/collections against Licensee or Sublicensee, except enforcement by Cryomass Technologies Inc” or a similar labeling provided by Licensor, which may, in Licensor’s sole discretion, include a reference to the Licensed Patent or other Licensor intellectual property. Licensee and/or Sublicensees shall keep the Units free from any other marking or labeling which might be interpreted as a claim of ownership by anyone else than Licensor. Licensee shall mark all Units, if applicable, with any patent markings required by law as instructed by Licensor.

11.3	Infringement of the Licensed Patent or Unauthorized Disclosure of Know-How.

(a)	If either Licensor, Licensee or First Sublicensee becomes aware of any infringement or potential infringement of the Licensed Patent, or of any unauthorized disclosure or use of the Know-How, each party shall promptly notify the other of such in writing.

(b)	Licensor shall, in its sole discretion, enforce the Licensed Patent against any infringement by a third party. Licensee and/or First Sublicensee shall provide cooperation and, if determined necessary by Licensor, shall join as a party. Licensee and/or First Sublicensee shall not settle, enter into voluntary disposition of, or compromise any other type of litigation in a manner that imposes any obligations or restrictions on Licensor or grants any rights to the Licensed Patent without Licensor’s prior written permission.

(c)	Licensor shall retain the right at any time to initiate an infringement action to enforce the Licensed Patent against the infringing activities. If Licensor pursues an infringement action in which the person or persons responsible for the infringement are affiliated with Licensee or Sublicensees, Licensee shall be responsible for all costs related to the infringement action. In addition, Licensor, in its sole discretion, shall have the right at any time to intervene at Licensor’s own expense and join Licensee in any claim or suit for infringement of the Licensed Patents. In the event Licensor elects to join in such a claim or suit, any consideration received in connection with any such claim or suit shall be shared between Licensor and Licensee in proportion with their share of the litigation expenses in such infringement action.

(d)	In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request of the party bringing suit, the other party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours, as is necessary for the infringement suit or dispute and/or to comply with lawful process of a court of competent jurisdiction.

(e)	If it is necessary to name Licensor as a party in such action for infringement, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor.

11.4	Challenging the Licensed Patent.

(a)	In the event that Licensee or its Sublicensee(s), during the Term of this Agreement, contest the validity or enforceability of the Licensed Patent or whether there is infringement of the Licensed Patent (collectively, “Patent Challenge”), Licensee agrees, and shall require its Sublicensees to agree, to pay to Licensor all royalties due under the Agreement during the period of the Patent Challenge. Such amounts shall be paid directly to the Licensor as specified in Section 4.4 and not into any escrow or other account.

(b)	In the event that a Patent Challenge brought by Licensee is successful, Licensee shall have no right to recoup any royalties paid prior to the conclusion of the Patent Challenge. The parties agree that a Patent Challenge is concluded when a court of competent jurisdiction enters final judgment or when a national patent office enters a final determination, and in any event when the parties have exhausted all possible appeals.

(c)	In the event of a Patent Challenge brought by Licensee, Licensee shall pay the reasonable attorney fees and costs of Licensor in such action if the challenged Licensed Patent(s) is/are not found invalid, unenforceable or limited in scope by a United States District Court or the U.S.P.T.O. or another competent jurisdiction.

(d)	Licensor reserves the right to terminate this Agreement immediately if Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent rights, or assist a third party in pursuing such a proceeding or action.

12.	Licensor’s Right of First Refusal. Should Licensee, or Licensee’s parent company, receive a solicited or unsolicited offer for either a majority of the assets or majority (51%) stock acquisition of Licensee’s assets or, respectively, stock from one party (including its affiliates), Licensee or its parent company shall promptly inform Licensor of such offer, including the identity of the offeror, and shall give Licensor the right of first refusal with respect to such offer at the offering price. Licensor shall have 10 (ten) calendar days to provide its offer with respect to either Licensee’s assets or stock, followed by a 30 (thirty) days due diligence and an additional 30 (thirty) days for Licensor to raise capital

13.	Government Laws and Regulations.

13.1	Government Approvals. Licensee (including Licensee’s affiliates), at Licensee’s expense, or Sublicensee as appropriate, shall obtain and maintain at all times all necessary government approvals, including Cannabis License for deployment of Units, use of Licensed Patent and generation of revenues in connection with this Agreement and any applicable Sublicense. Under no circumstance shall Licensor be, and shall not be, considered or represented to be a third-party beneficiary of any cannabis product manufacturing or transaction relationship between Licensee and a Cannabis License holder from any state. Should any Government Authority indicate to Licensee, its affiliates or Sublicensees, verbally or in writing, that it might consider Licensor a third-party beneficiary in connection with any cannabis-related transaction requiring a Cannabis License, the person having knowledge of such potential designation shall promptly (1) inform Licensor of the circumstances of the Government Authority statement, and (2) shall fully cooperate with Licensor to ensure that Licensor will not be considered a third-party beneficiary or a person operating without a Cannabis License.

13.2	Government Registration. If this Agreement or any associated transaction is required by law to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and shall do so at Licensee’s expense.

13.3	Violations of Applicable Cannabis Laws and Regulations. Licensee shall observe and shall contractually mandate its affiliates and Sublicensees to observe all applicable cannabis laws and regulations.

14.	Warranties and Disclaimers.

14.1	Licensor Representations and Warranties. Licensor represents and warrants to Licensee that to the best of the knowledge of Licensor, Licensor has full corporate power and authority to enter into this Agreement, this Agreement constitutes the binding legal obligation of the Licensor, and execution and performance of this Agreement by Licensor will not violate or conflict with any other agreement to which Licensor is a party or by which it is bound or with any law, rule or regulation applicable to Licensor. Licensor further represents and warrants that it is a duly organized, validly existing entity, and is in good standing under the laws of its jurisdiction of organization.

14.2	Licensor’s DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH ABOVE, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE UNITS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, NONINFRINGEMENT, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY CLAIM OR PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD OF USE. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE UNITS SPECIFICALLY DESCRIBED HEREIN.

14.3	Licensee’s and First Sublicensee’s Representations and Warranties. Licensee and First Sublicensee each represent that each has full corporate power and authority to enter into this Agreement, this Agreement constitutes the binding legal obligation of the Licensee and/or First Sublicensee, and execution and performance of this Agreement by Licensee and /or First Sublicensee will not violate or conflict with any other agreement to which either Licensee or First Sublicensee is a party or by which it is bound or with any law, rule, or regulation applicable to such parties. Licensee and First Sublicensee each further represents and warrants that it is a duly, validly existing entity, and is in good standing under the laws of its jurisdiction of organization. Licensee and First Sublicensee each further represents and warrants that it has had the opportunity to review the Licensed Patent along with the prosecution history of Patent Application No. 15/606672 entitled “System and Method for Cryogenic Separation of Plant Material,” and that Licensee and/or First Sublicensee had the opportunity to engage professionals to aid Licensee and/or First Sublicensee in this review; based on that review, Licensee and/or First Sublicensee believes that the Licensed Patent is valid and enforceable.

15.	Risk.

15.1	Indemnification.

Licensee (including RedTape Core Partners LLC and its affiliates) agree to indemnify, defend (with counsel selected by Licensor) and hold harmless Licensor, and its respective officers, directors, managers, employees, and agents (“Indemnitees”) against any and all liabilities, claims, suits, causes of action, judgments, liens, losses, damages, costs, fees, penalties, fines and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) resulting from claims or demands brought by third parties against an Indemnitee on account of any injury or death of persons, damage to property, or any other damage or loss whatsoever (1) arising out of or in connection with Licensee’s actions under this Agreement; (2) arising out of or in connection with the exercise or practice of the rights granted hereunder by or under authority of Licensee, its Affiliates or their Sublicensees, or (3) relating in any way to the use of Units once deployed by Licensor. This indemnification shall include, without limitation, any product liability claim or other claim of any kind related to the use by a third party of a Unit that was manufactured, sold, rented or otherwise disposed of by Licensor, its assignees, Sublicensees, vendors, or other third parties, and (ii) a claim by a third party that the Licensed Patent or the design, composition, manufacture, use, lease, sale or other disposition of any Unit infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; provided, however, that Licensee will not be required to indemnify Licensor for any claim against Licensor for patent infringement based on a permissible use of the Equipment under this License Agreement. For avoidance of doubt, Licensor expressly disclaims any indemnification obligation based on Section 2-312(3) of the Uniform Commercial Code or its state equivalent.

15.2	Insurance

(b)	The policy or policies of insurance described in this Section 15.2 (a shall be issued in such form as is reasonably acceptable to Licensor and shall be issued by a carrier with an A.M. Best rating of A(VIII) or better. The policy or policies shall be endorsed to (i) name Licensor and their respective officers, directors, managers, employees, and agents as additional insureds on a primary and noncontributory basis; and (ii) to provide Licensor with at least thirty (30) days prior written notice of cancellation or material change in coverage. Within thirty (30) days following the Effective Date and thereafter no less than thirty days prior to expiration of the policy, Licensee shall provide Licensor with certificates of insurance, copies of endorsements and portions of the policy, where necessary, to evidence the required coverage and any renewals thereof for a period of at least one year.

(c)	Licensor, in Licensor’s sole discretion, may at any time during the Term review the insurance limits required above and adjust the limits to be consistent with commercially reasonable requirements for similar agreements.

15.3	Limitation of Liability. IN NO EVENT SHALL LICENSOR, AND ITS OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

16.	Assignment. The Agreement may not be assigned by Licensee and/or First Sublicensee without the prior written consent of Licensor, which Assignment Licensor shall not unreasonably withhold. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of the Agreement. For any permitted assignment to be effective, (a) Licensee shall be in good standing under this Agreement, (b) the assignee shall assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original party to the Agreement.

17.	Use of Name. Licensee and/or First Sublicensee shall not use the name, trademarks or other marks of Licensor without the advance written consent of Licensor, which may be withheld in Licensor’s sole discretion. Licensor may use Licensee’s and/or First Sublicensee’s name and logo for annual reports, brochures, website, internal reports and other marketing materials and publications without Licensee’s prior consent provided that this use is limited to advertising the Licensee’s ability to offer the Units and that this use does not state or imply that Licensee and/or First Sublicensee is the owner of the Units.

18.	Notice. All notices to be given under this Agreement shall be in writing and delivered either personally, by email or sent by United States mail, certified, postage prepaid, or by pre-paid nationally recognized overnight courier service, and in each case addressed as set forth in this Section 18. Notices given under this Agreement will be deemed to have been given when received or when receipt is refused or when delivery is first attempted but cannot be made. Either party may change the location at which it receives notices to another location within the United States of America upon not less than ten (10) days’ prior written notice to the other pursuant to this Section 18.

19.	General Provisions.

19.1	Governing Law. The Agreement will be construed and enforced in accordance with laws of the State of Nevada, without regard to the choice of law and conflicts of law principles.

19.2	Compliance with Laws. Licensee and its affiliates, First Sublicensee and Sublicensees will comply with all applicable federal, state and local laws and regulations.

19.3	Forum Selection. Licensee and First Sublicensee acknowledge that any claim for breach of the Agreement asserted by one party hereto against the other, or by Sublicensees, shall be brought in a court of competent jurisdiction in Las Vegas, Nevada.

19.4	Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall entitled to recover from the non-prevailing , reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

19.5	Binding Effect. The Agreement is binding upon and inures to the benefit of the parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.6	Joint and Several Liability. Each of RedTape Core Partners LLC, Coastal Refinement Solutions Inc. and their affiliates shall be jointly and severally liable for the obligations of Licensee and/or Sub-Licensees in this Agreement.

19.7	Force Majeure. In the event any party shall be delayed, hindered, or prevented from performing any act required by this Agreement by reason of labor strikes, lock-outs, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war or any reason of similar nature, not the fault of the delayed party, then the performance of such act shall be excused and extended for a period equal to the period of such delay, provided that if such delay lasts for more than 30 days the Licensor has the right to terminate this Agreement.

19.8	Construction of Agreement. Headings are included for convenience only and will not be used to construe the Agreement. The parties acknowledge and agree that both parties substantially participated in negotiating the provisions of the Agreement; therefore, both parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

19.9	Modification. Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both parties. No modification will be made by email communications.

19.10	Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

19.11	Waiver. Neither party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such party. No delay or omission of a party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.12	Entire Agreement. This Agreement, including all Exhibits attached hereto and incorporated herein, constitutes the entire understanding between the parties. This Agreement supersedes any and all prior understandings and agreements between the parties, oral and written.

19.13	Counterparts and Signatures. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first written above.

[signature page follows]

LICENSOR:

CRYOMASS TECHNOLOGIES INC

BY:	/s/ Christian Noël
Christian Noël, Chief Executive Officer

LICENSEE:

By:	/s/ Michael Tanzer
Michael Tanzer, Authorized Representative

FIRST SUBLICENSEE:

By:	/s/ Michael Tanzer
Michael Tanzer, Chief Executive Officer

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